UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 24, 2021

BERKSHIRE HILLS BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15781	04-3510455
(State or Other Jurisdiction) of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

60 State Street, Boston, Massachusetts	02109
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 773-5601 ext. 133773

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	BHLB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 24, 2021, Berkshire Insurance Group, Inc., a Massachusetts limited liability company (“BIG”), and subsidiary of Berkshire Hills Bancorp, Inc., a Delaware corporation (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) by and among BIG, the Company and Brown & Brown of Massachusetts, LLC, a Massachusetts limited liability company (“Buyer”), pursuant to which Buyer will purchase substantially all of the assets of BIG and assume certain liabilities of BIG.

Pursuant to the terms and subject to the conditions set forth in the Agreement, at the closing of the transaction (the “Closing”), Buyer shall pay BIG an aggregate purchase price of $41.5 million, minus $1.6 million for executive goodwill purchase price payments payable by Buyer at the Closing to certain executives of BIG.

The Agreement contains customary representations and warranties from BIG, the Company and the Buyer, and each party has agreed to customary covenants, including, among others, BIG has agreed to covenants relating to the conduct of its business during the interim period between the execution of the Agreement and the Closing.  In addition, BIG and the Company have agreed to indemnify and defend the Buyer against losses based upon or arising out of a breach of any BIG and Company representations, warranties, obligations or covenants, and for the operation of BIG prior to the closing of the transaction.  Buyer has agreed to indemnify and defend BIG and the Company against losses based upon or arising out a breach of any Buyer representations, warranties, obligations or covenants, and for the operation of the acquired assets after the closing of the transaction by Buyer.

The consummation of the transaction is subject to customary conditions, including, among others, no order preventing the consummation of the transaction.  Each party’s obligation to complete the transaction is also subject to certain additional customary conditions, including (i) subject to certain exceptions, the accuracy of the representations and warranties of the other party, (ii) performance in all material respects by the other party of its obligations under the Agreement, and (iii) the delivery of certain items pursuant to the Agreement.

The Agreement provides certain termination rights for the parties, including, among others, mutual consent of the parties.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 8.01	Other Events.

On August 24, 2021, the Company announced that Berkshire Insurance Group, Inc. and the Company had entered into an Asset Purchase Agreement with Brown & Brown of Massachusetts, LLC, a Massachusetts limited liability company, pursuant to which Brown & Brown of Massachusetts, LLC will purchase substantially all of the assets of Berkshire Insurance Group, Inc. and assume substantially all of the liabilities of Berkshire Insurance Group, Inc.. A copy of the related news release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated as of August 24, 2021, by and among Berkshire Insurance Group, Inc., Berkshire Hills Bancorp, Inc. and Brown & Brown of Massachusetts, LLC*
99.1	News release dated August 24, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
* Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Berkshire Hills Bancorp, Inc.

DATE: August 24, 2021	By:	/s/ Nitin J. Mhatre
Nitin J. Mhatre President and Chief Executive Officer